Exhibit 99.2

NEWS RELEASE

Vitera Healthcare Solutions and Greenway Medical Technologies Combine

Establishes an Innovative, Trusted Technology Partner Offering Providers Highly Interoperable Solutions
to Improve Clinical and Financial Outcomes

Carrollton, GA and Tampa, FL — Nov. 4, 2013 — Vitera Healthcare Solutions, LLC and Greenway Medical Technologies, Inc., leading providers of clinical, financial and administrative solutions to healthcare providers, today announced the completion of a previously announced merger resulting in the combination of the two companies into an innovative leader in health information technology.

Vista Equity Partners, owner of Vitera, has acquired all outstanding Greenway common stock for $20.35 per share in a transaction valued at approximately $644 million.

The combined company will be privately held and operate under the Greenway brand. Tee Green, Greenway’s CEO, will maintain that position. Vitera’s CEO, Matthew J. Hawkins, will serve as President. Both will serve on Greenway’s board of directors.

The combined company will maintain headquarters and principal operations in Carrollton, GA, Tampa, FL, and Birmingham, AL, serving 100,000 providers across nearly 13,000 medical organizations nationwide — including healthcare enterprises, ambulatory practices, public health, retail and other clinics.

“Today, we begin the process of integrating our two organizations and operating them as a single entity that will have a laser-like focus on advancing the electronification of our nation’s healthcare system, allowing our customers to more effectively engage with increasingly active healthcare consumers,” said Tee Green, CEO of Greenway Medical Technologies. “With our large and diverse provider base, we are well positioned to have a marked impact on improving both clinical and financial outcomes for patients, payers and providers.”

“The closing of this transaction marks an exciting new beginning,” said Matthew J. Hawkins, President of Greenway Medical Technologies. “The combination of Greenway and Vitera creates one of the largest and most innovative companies in the healthcare information technology industry today. We look forward to combining our experience, talents and technologies in a way the industry has never seen before.”

The two companies possess a combined history of more than 60 years of experience serving healthcare providers with innovative clinical, financial and administrative solutions and customer-focused services. Both companies offer award-winning products that help improve revenue, streamline operations, and assist providers in getting the best patient outcomes. Greenway’s platforms are consistently recognized for their interoperability and ease of use at the point of care. Vitera recently has earned a first-place EHR ranking and a Customer Value Enhancement Award from researchers Black Book Market Research, LLC and Frost & Sullivan.

Current and future customers will benefit from industry-recognized EHR, clinically driven revenue cycle management™, public health and interoperability solutions that help providers meet regulatory requirements, such as meaningful use and the transition to ICD-10, as well as address risk-sharing payment reform models such as accountable care organizations.

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Vitera Healthcare Solutions and Greenway Medical Technologies Combine

Nov. 4, 2013

The combined entity will continue to offer, enhance and support the portfolio of products currently available under both companies and bring together the strengths of Greenway and Vitera, offering healthcare providers unparalleled industry expertise and an unrivaled depth of resources and capabilities.

About Greenway

Greenway Medical Technologies, Inc., provides the clinical, financial and administrative solutions today’s healthcare providers need to proactively manage the delivery of quality care and achieve better health outcomes for patient populations. With an established marketplace presence dating back more than 30 years, Greenway continues to lead the way in health information technology by offering smarter solutions and services that help businesses compete in an evolving value-based healthcare system. Greenway’s clinically driven revenue cycle management™ services and comprehensive suite of interoperable solutions improve financial performance and automate clinical and administrative workflows, so medical providers can spend time on patients instead of paperwork. More than 100,000 providers in over 30 specialties and sub-specialties partner with Greenway to improve outcomes across more than 13,000 medical organizations nationwide. For more information, visit www.greenwaymedical.com or call (866) 242-3805. Follow Greenway Medical Technologies on Facebook, Twitter and LinkedIn.

About Vista Equity Partners

Vista Equity Partners, a U.S.-based private equity firm with offices in San Francisco, Chicago and Austin, currently invests over $7.1 billion in capital committed to dynamic, successful technology-based organizations led by world-class management teams with long-term perspective. Vista is a value-added investor, contributing professional expertise and multi-level support towards companies realizing their full potential. Vista’s investment approach is anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions, and proven management techniques that yield flexibility and opportunity in private equity investing. For further information please visit www.vistaequitypartners.com.

Forward-Looking Statements

Statements in this press release that relate to future results and events are forward-looking statements made within the meaning of Section 21E of the Securities Exchange Act of 1934 based on Greenway’s current expectations regarding the transaction. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; the possibility that the parties will be unable to successfully implement integration strategies; and other risks that are described in Greenway’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 and in its subsequently filed SEC reports. Greenway does not undertake any obligation to update these forward-looking statements except to the extent otherwise required by law.

Greenway and the Greenway logo are registered trademarks and Vitera and the phrase “clinically driven revenue cycle management” are trademarks of Greenway Medical Technologies, Inc. Other marks are the property of their respective owners.

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Media contact:

Elizabeth Glaser

Dodge Communications

(770) 576-2551

eglaser@dodgecommunications.com